Contact:	Julie McDowell Vice President Corporate Communications 610-948-2836	Exhibit 99.1
FOR IMMEDIATE RELEASE		June 30, 2004

The Heico Companies LLC Acquires National Strand Products from Teleflex

Limerick, PA — Teleflex Incorporated (NYSE: TFX) announced today that The Heico Companies, LLC has acquired the assets of the National Strand galvanized and stainless steel strand product line from Teleflex in a cash transaction valued at $9.2 million. With $19 million in annual sales, National Strand products primarily serve the electric utility, cable television and telecommunications industries. Teleflex acquired the National Strand business in 2002 as part of the acquisition of Southwest Wire Rope. Heico is the parent company of Davis Wire Corporation, the largest supplier of wire used in National Strand products.

About The Heico Companies LLC

The Heico Companies, LLC was founded in 1979 to acquire businesses where it can leverage its management team, experience and diversification to create value. Heico owns companies within a diverse set of industries including telecommunications, aerospace, plastics, food production and material handling equipment. These businesses, which operate throughout the United States and several international locations, produce a wide array of products, systems and services.

About Teleflex

Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the automotive, medical, aerospace, marine and industrial markets worldwide. Teleflex employs more than 19,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

Forward-looking information:

Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Form 10-K and other Securities and Exchange Commission filings.

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